EXHIBIT 99.1
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                               [DYCOM LETTERHEAD]

                            N E W S    R E L E A S E
                            ------------------------


FOR IMMEDIATE RELEASE                 Contact:     Steven E. Nielsen
---------------------                              President and CEO
                                                   Richard L. Dunn
                                                   Senior Vice President and CFO
                                                   (561) 627-7171


Palm Beach Gardens, Florida                                     December 3, 2003


                    DYCOM ACQUIRES UTILIQUEST HOLDINGS CORP.
                 AND ANNOUNCES CONFERENCE CALL TO DISCUSS RECENT
                        ACQUISITIONS AND UPDATED OUTLOOK

PALM BEACH GARDENS, FLORIDA (December 3, 2003) - DYCOM INDUSTRIES, INC. (NYSE:
DY) announced today that pursuant to a merger agreement it previously announced on November 17, 2003, UtiliQuest Holdings Corp. has become a wholly owned subsidiary of Dycom. UtiliQuest was purchased from GFI Energy Ventures for an aggregate payment of approximately $120 million in cash.

UtiliQuest Holdings Corp., through its operating subsidiaries UtiliQuest LLC and Underground Technology, Inc., provides underground utility locating services, which identify and mark underground utilities such as telephone, cable television, power and gas prior to underground excavations performed by others. UtiliQuest operates from over 55 locations in 19 states with over 1,900 employees.

A conference call has been scheduled for Tuesday, December 9, 2003, at 9:00 a.m.
(ET) to discuss this acquisition, the recently announced acquisition of First South Utility Construction, Inc. and the updated outlook for the second and third quarters of fiscal 2004. Dycom will announce its updated outlook for the second and third quarters of fiscal 2004 on Monday, December 8, 2003 at approximately 4:15 p.m. (ET). To participate in the conference call, dial 888-428-4480 (United States) or 612-288-0340 (International) ten minutes before the conference call begins and ask for the "Dycom Recent Acquisitions" conference call. A live webcast of the conference call will be available at http://www.dycomind.com. If you are unable to attend the conference call at the scheduled time, a replay of the live webcast will also be available at http://www.dycomind.com until Thursday, January 8, 2004.

                                      *****

Dycom is a leading provider of engineering, construction, and maintenance services to telecommunication providers throughout the United States. Additionally, Dycom provides


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similar  services  related to the  installation of integrated  voice,  data, and video local and wide area networks within office buildings and similar structures. Dycom also provides underground utility locating and mapping and electric utility construction services.

GFI Energy Ventures LLC is a private equity firm investing exclusively in companies providing services, equipment, systems, and software to participants in competitive energy markets worldwide. Los Angeles-based GFI is the co-general partner of the $454 million OCM/GFI Power Opportunities Fund. UtiliQuest was a portfolio company of this Fund. GFI's website is www.gfienergy.com.


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